CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the references to our firm in the Post-Effective Amendment to the Registration Statement on Form N-1A of Aquila Municipal Trust consisting of Aquila Churchill Tax-Free of Kentucky, Aquila Narragansett Tax-Free Income Fund, Aquila Tax-Free Fund of Colorado, Aquila Tax-Free Fund For Utah and Aquila Tax-Free Trust of Arizona (the "Trust") and to the use of our reports dated May 27, 2016 on the financial statements and financial highlights of the Trust.   Such financial statements and financial highlights appear in the 2016 Annual Report to Shareholders, which is incorporated by reference into the Statement of Additional Information.

/s/TAIT, WELLER & BAKER LLP

Philadelphia, Pennsylvania
July 22, 2016